Exhibit 10.12

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 7, 2014 by and between Cardax, Inc., a Delaware corporation (the “Company”), and Timothy J. King, an individual (the “Employee”).

WITNESSETH:

WHEREAS, the Company, together with its subsidiaries, is engaged in the business of developing, marketing and distribution of nutraceutical and pharmaceutical products (collectively, the “Business”);

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Employment, Duties and Authority.

1.1           Exclusive Devotion of Business Time. The Company agrees to employ the Employee and, unless otherwise agreed to by the parties in writing, the Employee agrees to devote his full business time, effort, skills and loyalty to the business of the Company to effectively carry out his responsibilities to the Company hereunder and to the render his services and skills in the furtherance of the business of the Company; provided, that this provision shall not prevent the Employee from: (i) serving on civil, charitable and corporate boards and committees, subject to the Company’s policies and standards; and (ii) managing his investments and the investments of his immediate family, subject to the Company’s policies and standards; provided that the activities referenced in clauses (i) and (ii) above do not, individually or in the aggregate, interfere with the performance of the Employee’s duties under this Agreement.

1.2           Title; Position. The Company agrees to employ the Employee as its Vice President, Research. The primary responsibility of the Employee shall be the research and development of the Company's products and technology. Without limiting the foregoing, the Employee shall serve at the request of the Board of Directors of the Company (the “Board”) as a director or officer of any corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise in the furtherance of the Business and shall otherwise assist in the preparation of, and implementation of, the strategic business plans and developments of the Company.

1.3           Reporting. The Employee shall report to (a) the Chief Executive Officer or (b) such other person as may be designated by the Board or the Chief Executive Officer from time to time.

1.4          Cooperation. During the term of this Agreement and any time thereafter, the Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of his ability with the Company in connection with all pending, potential or future claims, investigations or actions which directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of his employment with the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.

1.5          Primary Office Location; Travel Commitment. The Employee shall perform his duties primarily from the Company’s headquarters in Honolulu, Hawaii or such other location as the Company may reasonably determine from time to time; provided, that the Employee shall be available and shall travel from such location from time to time as is necessary or desirable in furtherance of the Business, specifically the acquisition, renovation, improvement and development of Employee office suite centers and meetings of the Board or any committee thereof.

1.6          Performance of Duties. During the term of this Agreement, the Employee shall perform the duties assigned to him, which duties shall be consistent with the duties described above in this Section 1, and shall observe and carry out such rules, regulations, policies, directions and restrictions as the Board shall from time to time establish. In performance of his duties hereunder, the Employee shall comply in each and every respect with applicable laws, rules and regulations applicable to the Company and the Business.

1.7          Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto in this Section:

1.7.1.          “Cause” shall mean any of the following conditions occurred, and after a determination by the Board that such condition occurred, was not cured:

(i)          The Employee commits (A) a breach of his fiduciary duty to the Company or any of its affiliates, to the extent such duty is owed, (B) gross negligence, or (C) willful misconduct;

(ii)         The Employee violates the internal procedures or policies of the Company in a manner which has a material adverse effect on the reputation, business of the Company such as conduct constituting employment discrimination or sexual harassment;

which, in any event, is not cured in all material respects by the Employee within 30 days after notice thereof.

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1.7.2.          “Confidential Information” means all confidential and proprietary information of the Company, including, without limitation, information relating to or concerning Proprietary Products (as defined below) and the exploitation of proprietary rights relating thereto; the Business; trade secret information; client, investor, customer and supplier lists, identities and contracts or arrangements; financial information (including financial statements, budgets and projections); market research and development procedures, processes, techniques, plans and results (including inconclusive results); all information which may be included in any patent or copyright application or amendment thereof or defense or litigation with respect thereto; marketing, licensing and distribution or franchising strategies, plans or projections; investment or acquisition opportunities, plans or strategies; products and asset composition; pricing information or policies; royalty, franchising or licensing arrangements; computer software, passwords, programs or data; and all other business related information which has not been publicly disclosed by the Company or its affiliates, whether such information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, or developed by the Employee; provided, that Confidential Information shall not include information which: (i) at the time of disclosure is generally known in the business and industry in which the Company is engaged; or (ii) after disclosure is published or otherwise becomes generally known in such business or industry through no fault of the Employee.

1.7.3.          “Developments” means discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques, systems or any improvements or enhancements thereon, whether or not patentable or copyrightable, made, conceived, improved or developed, in whole or in part, by the Employee during the term of this Agreement relating to: (i) any of the Company’s or its affiliates’ products or services, potential products or services, developments or techniques; or (ii) any work in which the Employee is or may be engaged on behalf of the Company or its affiliates.

1.7.4.          “Disability” means the Employee’s physical or mental incapacity which, in the reasonable good faith determination of the Board, renders the Employee incapable of performing the essential functions of his duties under this Agreement for any consecutive forty-five (45) day period or for any sixty (60) days within any period of one hundred and twenty (120) days.

1.7.5.          “Documents” means any and all books, textbooks, letters, pamphlets, drafts, memoranda, notes, records, drawings, files, documents, manuals, compilations of information, correspondence or other writings of any kind and all copies, abstracts and summaries of any of the foregoing, whether in printed, written or electronic data or any machine readable form: (i) of the Company or its affiliates; or (ii) in the possession or control of the Employee and pertaining to, and used in the furtherance of, the Business.

1.7.6.          “Proprietary Products” means collectively Documents, Developments and Related Property.

1.7.7.          “Related Property” means all tangible and intangible property owned by, or licensed to, or otherwise used by the Company or its affiliates including, without limitation, ideas, concepts, projects, programs, computer software or hardware, data bases, specifications, documentation, algorithms, source codes, object codes, program listings, product platforms and architectures, concepts, screens, formats, technology, know-how, Developments, research and development and patents, copyrights, trademarks, trade names, service names, service marks, logos and designs and other proprietary rights and registrations and applications and the rights to apply therefor.

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2.           Compensation and Benefits.

2.1          Annual Compensation. From the date hereof until termination of the Employee’s employment hereunder in accordance with Section 3, the Company shall pay to the Employee a fixed base salary at an annual rate of $170,000 (the “Annual Payment”). The Annual Payment shall be paid to the Employee in accordance with the normal payroll practices of the Company as in effect from time to time. The amount of the Annual Payment may be increased, in the sole discretion of the Company, to be effective upon any renewal of the term of this Agreement.

2.2          Performance Bonus. The Employee shall be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus, if any, will be awarded in the Company’s sole discretion based on criteria established by the Company’s Chief Executive Officer and approved by the Board.

2.3          Equity Compensation Plan.

2.3.1.          Under the Employee’s previous employment with the Company’s predecessor, Cardax Pharmaceuticals, Inc. (“Pharmaceuticals”), the Employee was issued options to purchase shares of common stock of Pharmaceuticals pursuant to Pharmaceuticals 2006 Stock Incentive Plan and the stock option agreement thereunder (as amended to the date of this Agreement, collectively, the “Old Plan”). In accordance with the terms of the Old Plan, all rights to acquire shares of common stock of Pharmaceuticals is substituted for the right to purchase shares of common stock of the Company under the Company’s 2014 Equity Compensation Plan (the “New Plan”), as of and contingent upon the closing of the merger (the “Effective Time”), as described in that certain Agreement and Plan of Merger, dated as of November 27, 2013, as amended (the “Merger Agreement”), as follows:

The right that the Employee has under the Old Plan to the right to acquire 200,000 shares of common stock of Pharmaceuticals at an exercise price per share of $0.07 are hereby substituted on and contingent upon the Effective Time for the right to purchase 90,116 shares of common stock of the Company at an exercise price equal to $0.155.

2.3.2.          In addition, as a further incentive to the Employee:

(i)          The substitution of the options under the Old Plan are modified on the Effective Time so that they have an exercise period of ten years, subject to earlier termination of the right to exercise an option as provided in the New Plan (which is the same exercise period for options that are granted on the Effective Time under the New Plan); and

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(ii)         The Company has also provided an additional grant of incentive stock options under the New Plan in accordance with a separate grant agreement that is being executed and delivered by and between the Company and the Employee as of the Effective Time. Such additional grant of stock options shall be (x) subject to the vesting restrictions and other terms and conditions to be entered into between the Employee, the Company, and the New Plan, (y) have an exercise period of 10 years, subject to earlier termination of the right to exercise an option as provided in the New Plan; and (z) have an initial exercise price per share equal to $0.625, subject to adjustment as provided in the New Plan to appropriately adjust the incentive stock option for changes to the common stock of the Company.

(iii)        The total number of stock options that you have under the New Plan is equal to: (1) the number of shares that represent a substitution of your options under the Old Plan, described in clause (i), above; plus (2) the additional grant of incentive stock options granted under the New Plan, described in clause (ii), above; and is equal to 2.00% of the total number of shares of common stock of the Company as of the Effective Time, determined on a fully diluted basis (assuming that all shares of common stock of the Company reserved for issuance under the New Plan, including the shares that would be issued for grants that substitute options under the Old Plan, are issued and outstanding).

2.4           Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee for the benefit of the Company upon presentation of appropriate documentation and in accordance with the Company’s policy in effect from time to time.

2.5           Paid Time Off. The Employee shall be entitled to paid time off (“PTO”) at the rate of 15 days per year during the term of this Agreement. PTO days shall begin to accrue from and after the date hereof ratably during each fiscal quarter (or pro rata for any partial quarter) the Employee actually works. PTO shall be taken at times when reasonably appropriate given the Employee’s responsibilities and consistent with the needs of the Company and shall not be for a period greater than two (2) weeks at a time without the consent of the Company, which consent shall not be unreasonably withheld.

2.6           Benefits. During the period that the Employee is employed by the Company and for such longer period as required by applicable law, the Employee shall be entitled to participate in the employee benefit plans, policies and programs, including health and disability insurance (collectively, “Benefits”), on the same terms and conditions made available to other employees of the Company.

2.7           Withholding. All payments of compensation shall be subject to all applicable withholding taxes and other legally required payroll deductions. The Employee shall provide the Company with all information reasonably requested by the Company with respect to such deductions and withholdings.

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3.           Term. This Agreement has a one (1) year term, commencing on the date hereof, that automatically renews unless either party notifies the other party that the then current term will not be renewed at least ninety (90) days prior to the expiration of such current term.

4.           Termination.

4.1          Termination. Notwithstanding any provision herein to the contrary, the Employee’s employment hereunder shall be terminated upon any of the following events: (i) the death or Disability of the Employee; (ii) the termination of the Employee by the Company; or (iii) the termination by the Employee; provided that any termination hereunder, other than as a result of death, shall be communicated by a notice from the party terminating the employment to the other party and such termination shall be effective on the date such notice is deemed given by such party in accordance with Section 15. In the event of the Disability or temporary disability of the Employee, the Company shall have the right to appoint: (i) a temporary replacement to assume some or all of the Employee’s duties, if the Company, in its sole discretion, determines that the Employee’s condition may render him incapable of effectively performing some or all of your essential duties for your position with the Company described in this Agreement (any such determination to be made by the Company in good faith); and (ii) a permanent replacement if the Employee’s employment hereunder is terminated because of such Disability. During any period the Employee is temporarily disabled, the Company will continue, on the same terms and conditions, the Employee’s Annual Payment and Benefits. Any period of paid disability leave under this Section shall be counted against any period of unpaid leave to which the Employee may be entitled under any federal, state or local family and medical leave laws.

4.2          Payments Upon Termination of Employment. In the event of termination of the Employee’s employment hereunder pursuant to this Section 4:

4.2.1.          The Employee (or his heirs, legatees or personal representatives) shall be entitled to receive all compensation and benefits specified in this Agreement which shall have accrued prior to the date of such termination and the obligation of the Company for the payment of compensation, and the right of the Employee to receive any further compensation or benefit, except as provided by applicable law or otherwise provided herein, shall terminate as of the date of such termination.

4.2.2.          All rights of the Company or the Employee which shall have accrued hereunder prior to the date of the Employee’s termination, and the provisions of this Agreement which are stated herein to survive termination, shall survive such termination and the Company and the Employee shall continue to be bound by such provisions in accordance with the terms hereof.

4.2.3.          If the employment hereunder is terminated because of the Employee’s death or Disability, then the Company shall pay any benefits which are expressly provided to the Employee upon his death or Disability under the terms of any benefit plan, policy or program in effect at the time of such death or Disability.

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4.2.4.          In addition to any other compensation and benefits provided by the Company to the Employee, if the Employee is terminated by the Company for any reason other than for Cause or the Employee resigns and terminates the employment with the Company hereunder for “Good Reason,” being defined as a breach or default by the Company of its obligations under this Agreement which continues for a period of five business days after notice thereof or any such breach or default that occurs three or more times during any 365 day period, then the Employee shall have the right to: (i) an aggregate cash amount (the “Covenant Payment”) equal in the then Annual Payment of the Employee, which shall be payable in twelve equal monthly installments in arrears, on or prior to ten (10) days after each month; and (ii) receive an additional payment equal to the amount required by the Employee to continue health and medical benefits for one year, which amounts shall be paid monthly in advance.

4.3          Exclusive Benefits. Except as so provided in this Section 4, no further benefits, compensation or rights of the Employee shall continue to accrue after the date of the termination of the employment of the Employee hereunder.

5.           Ownership of Rights to Proprietary Products.

5.1          The Employee acknowledges and agrees that the Proprietary Products, are and shall be the exclusive and valuable property of the Company and its affiliates, as the case may be, and the Employee shall neither have, nor claim to have, any right, title or interest therein or thereto. All opportunities relating to the Proprietary Products whether or not involving third parties shall belong to and be carried out for the account of the Company.

5.2          Any and all Developments shall be deemed work specifically ordered or commissioned by the Company and each such work shall be considered a “work made for hire” within the meaning of 17 U.S.C. §101 of the United States Copyright Act and all rights to such work shall belong entirely to the Company. The Employee shall from time to time upon the request of the Company promptly execute and deliver to the Company any instruments necessary to effect the irrevocable assignment of all of his right, title and interest, including copyright and author rights, in such works to the Company and for the Company to obtain proprietary rights in connection therewith.

5.3          The Employee’s covenants under this Section 5 of this Agreement shall survive the expiration or termination of this Agreement.

6.           Confidentiality. The Employee acknowledges and agrees that it is imperative to the success of the Company and its affiliates that all Confidential Information be maintained in strict confidence at all times. The Employee shall therefore retain in strict confidence and not, directly or indirectly, copy or disclose or transfer to any third party any Confidential Information except in the furtherance of the Business for the benefit of the Company; nor shall he use Confidential Information for any purpose except for the benefit of the Company or its affiliates. The Employee’s covenants under this Section 6 of this Agreement shall survive the expiration or termination of this Agreement.

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7.           Documents. The Employee agrees that any and all Documents made or kept by him shall be and are the sole and exclusive property of the Company. The Employee agrees to execute and deliver to the Company or its affiliates, as the case may be, any and all agreements or instruments of any nature which the Company or its affiliates deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer his rights under this Section. The Employee also agrees that upon request he will place all Documents in the Company’s possession and will not remove or cause to be removed any Documents or reproductions thereof, except as is necessary and customary to directly further the Business for the benefit of the Company or with the prior consent of either Co-President. Upon the expiration or termination of the employment of the Employee hereunder, all Documents shall remain in the possession or control of the Company and any Documents within the possession or control of the Employee or any of his affiliates shall be promptly returned to the Company at its principal office. The Employee’s covenants under this Section 7 of this Agreement shall survive the expiration or termination of this Agreement.

8.           Developments.

8.1           The Employee shall communicate and fully disclose to the Company any and all Developments made or conceived by him during or prior to his employment with the Company, and any and all Developments which he may conceive or make, during his employment or has conceived or made, prior to his employment, with the Company, shall be at all times and for all purposes regarded as acquired and held by him in a fiduciary capacity and solely for the benefit of the Company and shall be the sole and exclusive property of the Company; unless the parties have otherwise agreed to in writing.

8.2           The Employee shall assist the Company in every proper way upon request to obtain for its benefit patents, copyrights, trade names, trademarks, service names, service marks for any and all Proprietary Products and Developments in the United States and all foreign countries. All such patents, copyrights, trade names, trademarks, service names, service marks and any registrations and applications therefor are to be, and remain, the exclusive property of the Company and the Employee agrees that he will, whenever so requested by the Company or its duly authorized agent, make, execute and deliver to the Company its affiliates, successors, assigns, or nominees, without charge, any and all applications, assignments and all other instruments which the Company or its affiliates shall deem necessary or appropriate in order to apply for and obtain such patents, copyrights, trade names, trademarks, service names, and service marks or in order to assign and convey to the Company or its affiliates, their successors, assigns or nominees, the sole and exclusive right, title and interest therein and thereto. The Employee’s obligations to execute any such instruments shall continue notwithstanding the termination or expiration of this Agreement.

9.           Post-Termination Covenants. The Employee acknowledges and agrees that the Proprietary Products are the exclusive and valuable property of the Company and may not be used by the Employee for any purpose of any kind, directly or indirectly, except during the term of this Agreement for the sole and exclusive benefit of the Company in his capacity as an employee of the Company and that the success of the Company depends on the Employee’s observance of his covenants in this Section 9.

9.1           In consideration of the rights and benefits hereunder including the Covenant Payments, the Employee agrees that so long as he is an employee or consultant of the Company and in addition, for a period of two (2) years after the date of termination or expiration of this Agreement if the Employee was terminated by the Company for Cause (“Restrictive Period A”), he shall not directly or indirectly:

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9.1.1.          Solicit, hire or retain any person who then is or has been an employee of or consultant to the Company within the six months prior to the Employee’s date of termination or separation, or persuade or entice any such employee or consultant to terminate or lessen the extent of his, her or its relationship with the Company.

9.1.2.          Engage in any activity to interfere with, maliciously disrupt or damage the Business of the Company or its relationships with any of its clients, customers, distributors, suppliers, investors or other financial co-venturer or other business relationship.

9.2          In consideration of the rights and benefits hereunder including the Covenant Payment, the Employee agrees that so long as he is an employee or consultant of the Company and in addition, for a period of six months (6) months after the date of termination (but not any expiration) of this Agreement or one (1) year (“Restrictive Period B”, together with Restrictive Period A, the “Restrictive Period”) if the Employee was terminated by the Company for Cause, engage in, represent, furnish consulting services to, be employed by or possess an interest in, directly or indirectly (e.g., as owner, principal, director, officer, partner, landlord, lender, agent, consultant, shareholder or member), any other business venture of any kind that is engaged in the Company business, or the business of any of the Company’s affiliates, or any other business that the Company or its affiliates engages in significantly after the date hereof and defined as a Competing Business; provided, however, that the foregoing shall not restrict the Employee from holding a five percent (5%) or less non-controlling interest in a publicly traded company engaged in a Competing Business and as defined below or if the Employee is consulting or employed by a company or other entity that is engaged in a Competing Business, the Employee does not participate in, supervise, or otherwise support the Competing Business of such other company or entity; provided that this proviso shall not apply to any Specified Competitor. Notwithstanding the foregoing, the Restrictive Period for the Employee shall terminate on the date of the termination or separation of the employment of the Employee if the Employee resigns for Good Reason and the Employee shall not have any obligations under this Section 9 in any such event. A “Competing Business” shall mean any domestic or international pharmaceutical or nutraceutical company which is engaged in the sale, development, research of Carotenoid technologies or products for consumer consumption or any other technologies then currently actively pursued by the Company; including but not limited to any Specified Competitor. For the purposes of this Agreement, the term “Specified Competitor” shall mean each company or entity that is from time to time reasonably designated by the Company by a notice to the Employee after the date hereof which similarly competes with the Company or is referred to in a publicly filed document as a competitor of the Company.

9.3          Following termination of the Employee’s employment by the Company for any reason, the Employee shall continue to observe and be bound by his covenants under Section 9.1 for the period provided in Section 9.1; provided that Section 9.1.1 shall not include the hiring of any employees of or consultants to the Company, if such hiring process was conducted anonymously through a third party, it being understood that this provision shall not be applicable to the hiring of senior level employees.

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9.4           For purposes of this Section 9, the term “Company” shall include the Company and its affiliates in the Business, including any entity that directly or indirectly controls the business and affairs of the Company.

10.         Specific Enforcement.

10.1         The Employee is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of such service or violation by the Employee of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during the Employee’s employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by the Employee or to obtain temporary and permanent injunctive relief against violations hereof by the Employee, and, in furtherance thereof, to apply to any court with jurisdiction over the parties hereto in accordance with Section 19 to enforce the provisions hereof.

10.2         The Employee waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

11.         Legal Costs and Expenses. If any party hereto prevails in any proceedings, legal or equitable, to enforce any obligations under this Agreement, such party shall also be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ and accountants’ fees and disbursements.

12.         Assignment. The rights and duties of the Employee hereunder are not assignable. The Company may assign this Agreement and all rights and obligations hereunder to any third party who becomes a successor to the Company’s Business. Upon any such assignment by the Company, the term “Company” as used herein shall be deemed to include any such assignee of the Company, and the assignee shall have the right to enforce all of the Company’s rights and remedies hereunder in its own name as if a party hereto in the place and stead of the Company. The Employee agrees to confirm his obligations to any assignee, transferee, licensee or sublicensee of the Company or their successors and assigns (a “Successor Employer”) by executing a new contract with such Successor Employer containing substantially the same terms and conditions as herein provided; provided that such Successor Employer also confirms to the Employee all of the Company’s obligations as herein provided.

13.         Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors-in-interest, heirs and personal representatives and, to the extent permitted herein, the assigns of the Company.

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14.         Severability. If any provision of this Agreement or any part hereof or the application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction or by any arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, then such objectionable provision shall be deemed modified to the extent necessary so as to make it valid, reasonable and enforceable including, without limitation, modification of the restrictive covenants of Section 9 with respect to geography, time or scope of business.

15.         Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or if delivered personally, sent by facsimile transmission (if a facsimile number is provided in this Section 15) or sent by overnight courier to such party at the address specified below:

If to the Company:

Cardax, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

Attn: Chairman of the Board

Facsimile: (808) 237-5901

With a copy (which shall not constitute notice) to:

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

Attn: Richard M. Morris, Esq.

Facsimile: (212) 545-3371

If to the Employee:

to the address that is then on record with the Company for payroll purposes.

or to such other address, in any such case, as any party hereto shall have last designated by notice to each other party.

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon the completion of the facsimile transmission, if the receipt is confirmed by the telefax machine; (iii) if delivered by overnight courier, be deemed given upon the first business day after such notice, request or other communication is given to such courier with all charges and fees prepaid and any required signature of the deliveree is waived; and (iv) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).

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16.         Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

17.         Waivers. No failure by either party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party’s rights as to such default or any subsequent default.

18.         Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company will be finally settled by binding arbitration conducted in accordance with the then-current Hawaii Uniform Arbitration Act Rules (the “Hawaii Rules”), to the extent not inconsistent with the American Arbitration Association (AAA) Rules (as defined below), and pursuant to Hawaii law without reference to rules of conflicts of law or rules of statutory arbitration. The parties agree that any arbitration will be administered by the AAA and that one neutral arbitrator will be selected in a manner consistent with the AAA National Rules for the Resolution of Employment Disputes (the “AAA Rules”). The location of the arbitration shall be in the same city as the Company’s headquarters at the time of the arbitration. Except as provided by the Hawaii Rules, arbitration shall be the sole, exclusive, and final remedy for any dispute between the Employee and the Company. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This section shall survive the term of this Agreement, through and including the latter Restrictive Period.

19.         Governing Law. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Hawaii and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of Hawaii without reference to its choice of law rules.

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20.         Exclusive Jurisdiction. Subject to the provisions of Section 18, all actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the county of Honolulu, Hawaii. Each of the Company and the Employee, by execution and delivery of this Agreement: (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 15 of this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

21.         Interpretation. Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.         Expenses. Each of the Company, on the one hand, and the Employee, on the other, will pay all of their own costs and expenses incident to the negotiation and preparation of this Agreement.

23.         Miscellaneous.

23.1         This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

23.2         The Section headings herein are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

23.3         Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:
Cardax, Inc., a Delaware corporation

By:	/s/ David G. Watumull
Name: David G. Watumull
Title: Chief Executive Officer

EMPLOYEE:

/s/ Timothy J. King
Timothy J. King, Individually

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